Exhibit 99.2
Final Transcript
Thomson StreetEventsSM
Conference Call Transcript
SUP — Q4 2005 Superior Industries Earnings Conference Call
Event Date/Time: Mar. 10. 2006 / 1:00PM ET

CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries — CFO
Mike O’Rourke
Superior Industries — SVP, Marketing
Steven Borick
Superior Industries — CEO
CONFERENCE CALL PARTICIPANTS
Chris Ceraso
Credit Suisse — Analyst
Brett Hoselton
Keybanc Capital — Analyst
Rob Hinchliffe
UBS — Analyst
David Leiker
Robert W. Baird — Analyst
Michael Bruynesteyn
Prudential Equity Group — Analyst
Jonathan Steinmetz
Morgan Stanley — Analyst
Ethan Schwartz
Contrarion — Analyst
Jon Rogers
Citigroup — Analsyt
Hyrum Nathan (ph)
Banc of America Securities — Analyst
Jeff Lynthrom (ph)
Leave it Better, LLC — Analyst
Adam Camora (ph)
North Trust Capital — Analyst
Fritz Von Carp (ph)
Sage Asset Management — Analyst
Jeff Kuchel (ph)
Trafelette Delta Funds — Analyst
Jennifer Wallace (ph)
Summit Street Capital — Analyst

PRESENTATION

Operator
Welcome to today’s Superior Industries International fourth quarter and year end 2005 earnings conference call. At this time I would like to turn the call over to Mr. Jeff Ornstein. Please go ahead, sir.

Jeff Ornstein - Superior Industries — CFO
Thank you very much. Good morning and good afternoon to you on the East Coast. Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are particular significance at this time relate to — global competitive pricing, decline in production of cars and light trucks and a successful completion of our strategic and operating plans. Please refer to the Company’s 10-K for a complete write up on this area. Now that I have got the legal matters out of the way we can get into the call.
As you read automotive analysts reports on the North American supplier market, there is no mistaking the difficult environment many suppliers are facing. As repeatedly stated by many the current vulnerability is focused on those suppliers with predominantly General Motors and Ford business and those suppliers that are the most heavily oriented to the SUV platforms. The intersection of these two parameters can be dangerous territory indeed and exactly where Superior Industries has thrived in past years. Today that customer concentration on traditional domestic SUV platforms has exposed Superior to unprecedented short term margin compression and volume constriction. Those are the circumstances Superior faces and they’re well known. The more meaningful question is what is Superior doing about it. Our strategy is to be more proactive than reactive facing these daunting challenges Superior has embarked on an aggressive plan to get ahead of the curve in order to preserve our financial strength during these tough times. That will be the centerpiece of my remarks today.
To begin with let me address the action Superior has taken regarding our automotive component division. Superior embarked on a diversification effort in 1999 to broaden our product offering to our customers and achieve accelerated top line revenue growth. We combined our expertise in aluminum casting with our long-term and satisfied customer base to begin manufacturing aluminum suspension components. We are proud of the many accomplishments this division achieved but unfortunately we were never able to realize the profitability necessary to sustain our presence in this business. As announced on January 9, 2006 the Company’s Board of Directors authorized the disposition of this operation as the wheel business pressures forced us to focus on those core operations and we can no longer tolerate the cash drain of this business. The Company is currently in the final stages of the process of accepting bids for the aluminum suspension business. All efforts are moving forward as scheduled and we anticipate a transaction in and around the second quarter of this year. Today we have announced recording an asset impairment charge for this business of $34 million before taxes and that was recorded in quarter four of 2005.
Another area we are addressing is our highest cost U.S. wheel plant our Van Nuys California facility. On February 1, 2006, we announced a major restructuring of the facility and unfortunately we’ll be forced to lay off 375 employees out of the 600 working here. Accordingly we have accelerated the depreciation for idled equipment which resulted in additional depreciation of $2.5 million in the fourth quarter of 2005 and will result in an additional depreciation of nearly 1.1 million in the first quarter of 2006. We have a strategy to continue operating the plant for the foreseeable future on lower volumes producing wheels requiring specialty processing methods and finishes which fits with the experience and talented working force that will remain here in Van Nuys. As previously announced this restructuring does not impact the corporate offices that are located here in Van Nuys.
In addition, Superior has recorded an asset impairment charge in the fourth quarter of 2005 related to our chrome plating operation in Fayetteville, Arkansas. Volumes in the plating plant have fallen off sharply for the 2007 model year beginning this summer. The expected profitability on the chrome plated volume remaining was just not sufficient to justify the carrying value of the assets. We have determined that nearly an $8 million write-down of those assets, those plating assets was the appropriate impairment charge required which we recorded again in Q4 of 2005. Bright polish operations which are located both in Fayetteville and Tijuana, Mexico are not affected by this impairment charge.
On the flip side of this downsizing of unprofitable U.S. operations is the far more positive aspect of shifting our global footprint, our new Chihuahua, Mexico plan is nearing completion on time and on budget. Nearly all equipment is onsite and being installed, and final utility hook-up’s are being completed this month. This plant will represent the most advanced technology in wheel making, and we believe after considering freight and logistical costs will be worldwide competitive. Our operations in Mexico continue to be the most efficient benchmark for casting wheels in the world. That position will only be strengthened with the completion of this new plant. We hope to make our first wheels before the beginning of the summer and gradually move up the manufacturing capability curve through the end of the year.

Our product shipment mix for 2005 was 40% GM, 33% Ford, 16% DCX, and 11% international. Both Chrysler and international mix percentages were up from the prior year. We continue to aggressively pursue diversification of our customer base. However, our strength at GM and Ford in their major programs are debilitating factors at this time. The year saw major declines in the F-Series, Explorer and Expedition at Ford and the sharp fall off in the GMT 800 programs at GM. Operating efficiencies at our plants as we learn how to manage more effectively in this volatile customer demand environment favorably impacted our fourth quarter. However, we expect that an upturn in profitability rates cannot be projected in the near term. Until capacity utilization rates are substantially higher, our improved operating efficiencies will not drop to the bottom line. Our first quarter of ‘06 has been impacted by lower shipments, over 12% down from the prior year forcing us to work reduced schedules in several of our factories.
Superior is clearly in an excess capacity situation in North America and until we can reap the benefits of the strategic actions enumerated above as well as others, our profitability will be less than our internal targets. Superior is forced to balance its inventory levels to lower customer demand as the first quarter customer releases consistently softened each week as the quarter has progressed forcing us to curtail production at this time. At this time we project the first quarter of 2006 will be at break even levels. Which is our first quarter forecast for break even. Our joint venture facility in Hungary is facing intense competition in the European market. We have no plans to expand that capacity and do not have a large market share but are profitable and we’ll continue to be a highly valuable internal source of supply for all European OEMs.
With both cast and forced technology and a stellar reputation we’re actively being considered by all of the European car companies. As you recall, recorded their financial results on a one-month lag basis and to adjust their results to coincide with the Company’s accounting months a one-time cumulative adjustment is shown in the results for the fourth quarter of ‘05, a profit of 1.225 million representing the catch-up of their results. In other words, we previously included November to November results. This year 2005 we have January 1, to December 31, ‘05 in the financials. The cumulative adjustment represents the results of December 2004 to avoid picking up the thirteen months this year. That’s how the accounting is done.
The management of your company is not satisfied with the financial results being reported by our company particularly after a long history of excellent performance. However, important to note is that we believe we’re taking those actions necessary to compete effectively given the current business conditions. We are working diligently to take those steps necessary to provide higher profitability levels in the future. Our very important competitive advantage is that we have the financial resources to execute our strategic plan. The engineering and manufacturing capabilities that our customers require which ultimately will restore reasonable levels of profit by rationalizing our capacity, continuing to reduce costs, we believe we’ll emerge as a stronger, leaner company that will compete worldwide.
Finally, just for information as a matter of information, due to the time required to insure that special charges are done in an accurate and in accordance with very complicated accounting rule FASB 144 and the completion of certain audit procedures we will be filing for an automatic extension of our Form 10-K which coincidentally is due today and the automatic extension allows us fifteen more days. What I would like to do is quickly review some of the detailed numbers and then we’ll open it up for questions.
The wheel sales for the quarter were 205 million 902, compared to 223 million 756, an 8% decline which brings our wheel sales for the year at 804 million 161 compared to 872 million 258, a decline of nearly 8%. Our total sales thus were 218 million 880 for the quarter, compared to 234 million 501, a 7% decline. That includes the component business which increased in the quarter from 12 million 978 to 10 million 745. Those operations of the components will be shown as a discontinued operations beginning in ‘06. For the year the component sales were 40 million 723, and the ‘04 sales were 29 million 497, a 38% increase. Again, those sales will not be shown except for a separate line as discontinued operations.
Our unit ships for the fourth quarter were down 9.5%, and down 10.8 or nearly 11% for the year. Our utilization percentages obviously were lower. Our SG&A as a percentage of sales was very well in control at 2.3% for the quarter and 2.5% for the year. Our shareholders equity was 578 million 148 as compared to 603 million 264, and that reflects the result of taking those impairment charges as that reduced. Our current ratio is very strong with no debt. We have 3.3 to 1. Our weighted average shares for the fourth quarter were 26 million 610, compared to 26 million 666 a year ago. Weighted average shares used in the annual calculation, 26 million 614 compared to 26 million 809 and I know for those who need it, the actual shares outstanding right now are 26 million 610 which coincides with the fourth quarter calculation and last year 26 million ,621. Not much change there.
Depreciation for the quarter was 13 million 478 compared to 10 million 333. For the year we came in at 46 million 467 and compared to 39 million 281. For next year it is going to be a little bit complicated because you have the impairment which takes away from depreciation. You have the new plant in Mexico starting up probably around the second half fourth quarter of the year, so we’re estimating somewhere between 40 and 42 million in depreciation for ‘06. Our capital expenditures for the quarter were 25 million 622 reflecting a lot of expenditures related to the new Chihuahua plant compared to 10 million 456. For the year our capital expenditures actually come in at 91 million 403 compared to 54 million 579, and throughout all of that I should mention our cash position is still over 100 million at 107 million. So the Company was able to spend 91 million in capital expenditures and still retain 107 million in cash. Interest income is 1 million 485 compared to 848 reflecting the higher rates. 5 million 329 for the year compared to 2 million 772. I reported the cash to capital expenditure of budget for ‘06 would be around $50 million figuring that will put in about 25 more million on Chihuahua and probably a 25 million ongoing capital budget for ‘06.
Quickly going through the balance sheet and again this is subject to adjustment, the cash had 107 million, the accounts receivable 135.5 million, inventories were up substantially at 107.7 million. Now, keep many mind that if you compare it to a year ago your aluminum is up 25%. It was quite an increase in the aluminum content of inventories. Our other current assets were 9 million 2. Our total current assets of 359.7, property planned equipment net is 292.3. That reflects the write-down of the assets as well as the increase of the 91 million. The other longer term assets were 67 million 5 for total assets of 719.5 million. Our accounts payable 53.5. Our accrued expenses 39.4. Our income tax payable 17.7 for a total current liabilities of 110.6. Our deferred income taxes of 12 million, our other liabilities of 18.8, and our shareholders equity of 578.1 for a total liability and equity of 719.5, and working capital came in at about 215 million. The balance sheet, the key linchpin to our strategy if you will is very strong cash resources available. That concludes my formal remarks. I am joined here by Steven Borick our CEO, and we are ready for their questions.
QUESTION AND ANSWER

Operator
[OPERATOR INSTRUCTIONS] We’ll first go to Chris Ceraso of Credit Suisse.

Chris Ceraso - Credit Suisse — Analyst
Thanks. Good morning.

Jeff Ornstein - Superior Industries — CFO
Hi, Chris.

Chris Ceraso - Credit Suisse — Analyst
I got a few items. First, the wheel shipments were down more than revenues. Is that just the effect of the higher aluminum, or did pricing or mix get a little bit better?

Jeff Ornstein - Superior Industries — CFO
Well, we would have to review that. Obviously aluminum is up, but also our other revenues are down a little bit, but we can analyze that. It wasn’t that big a spread. Only about 1%.

Chris Ceraso - Credit Suisse — Analyst
Right, right. Exactly.

Jeff Ornstein - Superior Industries — CFO
Only when it gets a lot bigger that I analyze it in detail.

Chris Ceraso - Credit Suisse — Analyst
Okay. I think based on your comments I know the answer to this. I just want to clarify. The overcapacity situation in North America sounds like it gets worse before it gets better. Is that right?

Jeff Ornstein - Superior Industries — CFO
Yes, certainly short term. What we’re experiencing in our first quarter was we went into the year with some pretty good sized schedules and then every single week January and February we’ve seen a reduction, so in order to be sensible and work off those inventories, we’re planning reduced schedules in our factories. One of our factories will be actually shut down for two full weeks in March, other factories two other factories on four day weeks and rest of the factories in kind of reduced schedules. Clearly in the short term we have that issue. Even though we’ve taken out a lot of the capacity here in Van Nuys. That’s correct.

Chris Ceraso - Credit Suisse — Analyst
Is this going to spill into Q2 trying to work off this inventory.

Jeff Ornstein - Superior Industries — CFO
Well, I am not going to forecast for Q2. The actions we’re taking in Q1 are obviously designed to help us in Q2. We don’t have a crystal ball. You would have to tell us what you think production is going to be particularly in our mix. That’s the issue that’s been — continues to hit us. We’re very tied to F-150, GM 800, Explorer, Expedition, et cetera, and if those inventories which I read seem to be better in control, our inventories are better in control, I don’t want to sound too optimistic. But we clearly should have a better Q2. Again, I don’t want to — I am going to take a posture of not forecasting any further out than the current quarter.

Chris Ceraso - Credit Suisse — Analyst
The last one, will you start to see benefits from the Van Nuys actions this year and about how much do you think that will help the product.

Jeff Ornstein - Superior Industries — CFO
There is no question that we’re going to see benefits from the Van Nuys actions as you know or may not know, the law requires a 60 to 90-day notice to our workers. We want to be fair with them. We have over 20 outplacement services. We have the California state agencies in here, so as you probably know, we’re the kind of company, we don’t just lay people off and put them out on the street. We want to be humane about it. We’re trying to work with them. That takes time. I expect that we’ll see a good sized benefit. Again, we’re going to have the extra depreciation here in the first quarter, accounting did not allow us to take all that depreciation because it is part of a plant that continues to operate. It is not like impairment where you just can write the whole thing off and get it behind you. We will have additional depreciation the first quarter. We’ll have severance that’s now recorded currently as opposed to before where you used to be able to accrue for it and again put it in ‘05. We can’t do that. We will have extra depreciation first quarter, we’ll have a severance, we’ll have layoff’s into first and second quarter, so I would expect that by third or fourth quarter we should start to see the benefit in Van Nuys.

Chris Ceraso - Credit Suisse — Analyst
Terrific. Thanks, Jeff.

Operator
And we’ll hear next from Brett Hoselton of Keybanc Capital.

Brett Hoselton - Keybanc Capital — Analyst
Hi, Jeff, hi, Steve.

Jeff Ornstein - Superior Industries — CFO
Hi, Brett.

Brett Hoselton - Keybanc Capital — Analyst
A couple of questions for you here and obviously feel free not to comment, but as you think about you talked about customer pricing over the past several conference calls as being challenging. My question would be as you compare customer pricing today versus where we were at three months, six months, a year ago, would you say that it has become more challenging or about the same as it was three or six or nine months ago?

Jeff Ornstein - Superior Industries — CFO
I will ask Mike to comment. Mike O’Rourke is with me. He is our Senior Vice President of Marketing. I would say that pricing issues continue. It is an extremely difficult environment obviously. We clearly as you know took a big hard reduction in pricing back two, three years ago and I would just say that in my mind pricing is a continuous struggle of insuring that we’re worldwide competitive. I don’t believe that we’re going to take that big adjustment that we did two to three years ago. Pricing is an ongoing struggle.

Mike O’Rourke - Superior Industries — SVP, Marketing
I’d just add, Jeff, that it continues to be challenging. It is going to continue to be challenging. You have to keep in mind that the mix is constantly changing. We have programs coming in, old programs going out. It continues to be a fluid business situation.

Brett Hoselton - Keybanc Capital — Analyst
Jeff, I think earlier in the conference call, and I apologize, I stepped in a little late. You mentioned that first quarter guidance was going to be break even. Is that correct?

Jeff Ornstein - Superior Industries — CFO
Yes.

Brett Hoselton - Keybanc Capital — Analyst
And were there any special items in that or is that just a—?

Jeff Ornstein - Superior Industries — CFO
Yes, I think I mentioned during the remarks that we have some additional depreciation to take related to the Van Nuys plant of 1.1 million.

Brett Hoselton - Keybanc Capital — Analyst
Okay. And then—.

Jeff Ornstein - Superior Industries — CFO
Obviously any severance that occurs during the first quarter will be recorded in the first quarter related to Van Nuys.

Brett Hoselton - Keybanc Capital — Analyst
Okay. And that would be over and above the break even or would that be included in the break even?

Jeff Ornstein - Superior Industries — CFO
That’s included in my overall break even for the first quarter.

Brett Hoselton - Keybanc Capital — Analyst
Okay. And then I know that you said that you don’t want to forecast a long ways into the future. My question, though, would be as you think about your wheel shipments conceptually over the next three years based on what you are seeing today, assuming flat production, do you have any sense of whether or not your wheel shipments would be up or down or flat versus where they are today?

Jeff Ornstein - Superior Industries — CFO
Well, clearly you need to tell me what’s going to happen to GM and Ford and their SUV market, but—.

Brett Hoselton - Keybanc Capital — Analyst
I am just saying assume that’s flat. Assume that there’s no change there.

Jeff Ornstein - Superior Industries — CFO
We to continue, we have other postulates. You have to tell me what’s going to happen to our competition. You have to tell me whether this insanity that’s going on in the supply base is going to continue or not because we’re headed for obviously some sort of collision here. You can’t continue to bankrupt suppliers and expect to have good quality and sell cars. That’s just my editorial comment. Putting that aside, clearly Superior is going to grow. It is a question of making sure that we grow in the right places and if we don’t grow, we’ll be a more profitable company because we’ll have lower costs, and so in either scenario, we’re kind of taking the posture here we’re going to be conservative. We’re going to assume that we’re not going to have a lot of growth, so we’re going to get our capacity sized to what we expect a realistic order level will be. That’s number one. We can assure you that that’s the steps we’re taking in Van Nuys, and that will be the any future steps we take.
But secondly, we clearly think we have a great opportunity here. Again, as you get into the bigger wheels, as you get into complexities, as deliveries start to have trouble logistically from far away places, we believe that the Superior strengths will really assist our company and we’ll have more sanity and more order in the supply base and the better more survivable, more well, less leverage companies will rise to the top, and that’s basically our only comment we can make on your question.

Brett Hoselton - Keybanc Capital — Analyst
That’s fair. As you think about Mexico, you’re ramping up in the Chihuahua plant. When do you think that really starts to benefit? If I understand correctly I think the second half of ‘06 you really start to kick in some production and then probably ramp up to full production by 2007 time frame somewhere in there.

Jeff Ornstein - Superior Industries — CFO
I think you have got it right.

Brett Hoselton - Keybanc Capital — Analyst
When does that start to benefit your margins? Is it probably second quarter of ‘07, third quarter of ‘07, or is it—?

Jeff Ornstein - Superior Industries — CFO
I think it could be as early as the first quarter of ‘07 depending on the ramp up and depending on the orders. Remember you’re isolating one incident.

Brett Hoselton - Keybanc Capital — Analyst
Understood.

Jeff Ornstein - Superior Industries — CFO
I don’t want to give people the impression, but clearly in ‘07 that will benefit the Company.

Brett Hoselton - Keybanc Capital — Analyst
And do you — I know that you don’t have any formal or at least I don’t think you have any formal stated plans to add another facility down in Mexico, but clearly I would think you would be thinking about it at this point in time. Can you comment on if you are and if you are, where you’re at in the thinking stage and so on and so forth?

Jeff Ornstein - Superior Industries — CFO
I think it is not good to discuss.

Brett Hoselton - Keybanc Capital — Analyst
Fair enough. Thank you very much, Jeff.

Operator
We’ll next hear from Jonathan Steinmetz of Morgan Stanley. Mr. Steinmetz. He has disconnected. We’ll go next to Rob Hinchliffe of UBS.

Rob Hinchliffe - UBS — Analyst
You talked about break even for the first quarter. Can you talk about wheel shipments, what are you expecting in the first quarter year-over-year?

Jeff Ornstein - Superior Industries — CFO
I think I commented they’re down about 12, over 12%.

Rob Hinchliffe - UBS — Analyst
You did. I am sorry. I missed that.

Jeff Ornstein - Superior Industries — CFO
Okay.

Rob Hinchliffe - UBS — Analyst
Taking impairment charges for the chrome business, historically the way you explained it is that’s where you make some pretty good margins. I understand taking cost out by moving to Mexico, it sounds like now some of the revenue that you’ve enjoyed in the past is also getting squeezed from a variety of sources. What happens there? Can you cut costs enough to offset this good revenue source?

Jeff Ornstein - Superior Industries — CFO
Well, you may not know but it has been clear for awhile that the higher price wheels have always been a subject of attack. It is chrome is a higher priced finish, and there are alternatives as you know in the marketplace, lower cost alternatives, not steel wheels again but different methods of making a wheel look brighter. For example, these special finishes we’ve talked about. Where we get a sparkle, I think we call it a sparkle silver paint that really looks pretty sharp. That’s the reason for the the decline in that business. We’re not prepared today to discuss our ultimate strategy of that facility or operation. It is a good business, polish continues to be a good business. It is my son for example has an F150, he loves his polished wheels. That’s a good business for us. We have to come up to some decisions about our chrome business which we haven’t. It is well known that the business is down, but we haven’t made any final decisions with regard to that business strategically.

Rob Hinchliffe - UBS — Analyst
Okay. And then during the — I guess a few weeks ago you announced some new business with Ford, replacement and new contracts with Ford. The replacement business, can you comment on the pricing relative to the outgoing price? Are prices still for that replacement business lower than what you had in the past?

Jeff Ornstein - Superior Industries — CFO
We don’t comment on specific profitability or pricing of particular programs.

Rob Hinchliffe - UBS — Analyst
Is there a way, Jeff, to kind of get a sense of your revenue, how much is that prevailing prices and how much is it legacy prices?

Jeff Ornstein - Superior Industries — CFO
I think it has been clear that our philosophy is pretty straight forward. When a business is core, when a program is important, when we believe we can make money, we go after it. If we can’t, and it is unreasonable, we’ll have to bid what we can and if we get the business, great. If we don’t, we’ll size our capacity to accommodate that.

Rob Hinchliffe - UBS — Analyst
Okay.

Jeff Ornstein - Superior Industries — CFO
That’s about all I can say on that question.

Rob Hinchliffe - UBS — Analyst
Fair enough. Thanks, Jeff.

Operator
[OPERATOR INSTRUCTIONS] We’ll go next to David Leiker of Robert W. Baird.

David Leiker - Robert W. Baird — Analyst
Good morning. Good afternoon.

Jeff Ornstein - Superior Industries — CFO
Good morning, Mr. Leiker. I hope we don’t have any leakers, those are bad things in the wheel business.

David Leiker - Robert W. Baird — Analyst
What was the currency impact on your JV income?

Jeff Ornstein - Superior Industries — CFO
I will have to get back to you. I think currency took a big hit last year sometime when the euro got very strong. It has been in a reasonable range. I will — I can research that for you. It wasn’t significant.

David Leiker - Robert W. Baird — Analyst
And then the components business, as you account for that as a discontinued operations, will pull 40 million out of the revenue line, is this $13 million loss, that’s what comes out of the operating income line?

Jeff Ornstein - Superior Industries — CFO
That’s correct.

David Leiker - Robert W. Baird — Analyst
Is there any—?

Jeff Ornstein - Superior Industries — CFO
Both of those will go on a discontinued operations line.

David Leiker - Robert W. Baird — Analyst
Can you, of that $53 million in costs, what’s the rough split between that between costs of sales and SG&A?

Jeff Ornstein - Superior Industries — CFO
I am sorry. What’s the 53 million?

David Leiker - Robert W. Baird — Analyst
Revenue plus the loss, costs in that business. I can follow up.

Jeff Ornstein - Superior Industries — CFO
I would say substantially all of it is in cost of goods sold.

David Leiker - Robert W. Baird — Analyst
Okay. And then is there anything below the operating income line that will get stripped out for discontinued operations?

Jeff Ornstein - Superior Industries — CFO
No. Very little. No, really, because most of our plants we consider their administration as plant overhead, the administration is really the corporate office. So to answer your question, without thinking it through, it wouldn’t be significant.

David Leiker - Robert W. Baird — Analyst
Okay. As we look at the fourth quarter to first quarter production numbers, they’re pretty comparable. Yet your shipments are going to be down pretty meaningfully. It makes sense is that’s probably because you’ve built inventory in the fourth quarter that’s not going to get shipped here in the first quarter.

Jeff Ornstein - Superior Industries — CFO
That’s part of it, yes. That will cut back on production, correct. But that still doesn’t answer your question on shipment levels. Our production is going to be down more than our shipment level.

David Leiker - Robert W. Baird — Analyst
And in terms of the variance in your shipments versus—?

Jeff Ornstein - Superior Industries — CFO
I’d have to review that. I think once again you are going to find it mostly are going to be mix. It is mostly going to be your major SUV platforms. If you focus in on them, those will be down pretty substantially.

David Leiker - Robert W. Baird — Analyst
The customer mix, the vehicle mix?

Jeff Ornstein - Superior Industries — CFO
Greater than the overall, yes.

David Leiker - Robert W. Baird — Analyst
What kind of tax rate do you think you’re looking at?

Jeff Ornstein - Superior Industries — CFO
Boy, taxes are such a difficult complex matter. We’re going to use the 30% that we’re now at subject to our next call we will tell you it’s a different number. Taxes unfortunately for you analysts this is for everybody, taxes is an area now where every quarter you do an independent calculation. In the old days you did this estimated annualized rate and everybody could rely on it until you had a special adjustment . For now taxes jump all over the place every quarter. It is almost impossible to predict.

David Leiker - Robert W. Baird — Analyst
Yes, it is. It is a challenge.

Jeff Ornstein - Superior Industries — CFO
I am sure I am no different in that respect.

David Leiker - Robert W. Baird — Analyst
When you look at the capital spending number of 50 million, you said 25 was Mexico, 25 was kind of base CapEx.

Jeff Ornstein - Superior Industries — CFO
Right.

David Leiker - Robert W. Baird — Analyst
In ‘07 does that CapEx number fall to 25 million or not?

Jeff Ornstein - Superior Industries — CFO
Assuming we don’t do anything additional, that’s correct.

David Leiker - Robert W. Baird — Analyst
That’s where it would be headed. Okay. And then what was the impact of aluminum on revenue?

Jeff Ornstein - Superior Industries — CFO
What period? Year-over-year 25%.

David Leiker - Robert W. Baird — Analyst
Q4.

Jeff Ornstein - Superior Industries — CFO
Q4 is year-over-year, no. We’ll get back to you on that one because a year ago aluminum was 25% less. He’s comparing fourth quarter last year to fourth quarter this year. You’re thinking third quarter to fourth quarter. Last year to this year I think. We’ll research it.

David Leiker - Robert W. Baird — Analyst
And then the last thing, the last time we talked you had made a comment that as you were trying to reduce your capacity you had customers come to you and say don’t close that we want to use it. Where are you in those discussions with your customers as it relates to you downsizing your business versus their willingness to give you more business?

Steven Borick - Superior Industries — CEO
We’re telling what we’re going to do. It is no longer them telling us what they want. We’re telling them what we have to do and facing reality, David. They’ll have to figure out how to make that all work in the long run.

Jeff Ornstein - Superior Industries — CFO
Okay. We’re going to take the actions necessary to preserve our profitability.

David Leiker - Robert W. Baird — Analyst
Okay. Great. Thank you.

Operator
Next question will come from Michael Bruynesteyn of Prudential Equity Group.

Michael Bruynesteyn - Prudential Equity Group — Analyst
Thanks a lot. Could you — first of all, with regard to FAS 123 in the quarter we just had and going forward, can you comment on that?

Jeff Ornstein - Superior Industries — CFO
Which regulation is that again?

Michael Bruynesteyn - Prudential Equity Group — Analyst
That’s the options expense.

Jeff Ornstein - Superior Industries — CFO
Oh, yes, we’ll probably have to have a $0.02 to $0.03 negative in the quarters.

Michael Bruynesteyn - Prudential Equity Group — Analyst
On an ongoing basis $0.02 to $0.03 a quarter.

Jeff Ornstein - Superior Industries — CFO
Right. It just wasn’t significant enough to comment on. That’s a good question.

Michael Bruynesteyn - Prudential Equity Group — Analyst
And then there is a big drop in the deferred taxes on the balance sheet. If you could talk about that. It actually jumped up a year ago with — stayed high for fourth quarters and has now dropped off again. Can you explain that, please?

Jeff Ornstein - Superior Industries — CFO
Probably has to do with the impairment. I will have to get back to you. I am just going to say off the top of my head the impairment made for a very unusual tax accounting and we’ll reconcile that and get back to you on that one. That will definitely be explained in the 10-K.

Michael Bruynesteyn - Prudential Equity Group — Analyst
Okay. And then with regard to the components business, how salable do you think that is against a backdrop of similar assets for sale elsewhere?

Jeff Ornstein - Superior Industries — CFO
Let me start by saying that as you can see in the financial statements it is no secret we took a pretty good sized write-off. At the levels we’re talking about it is very salable. We have a lot of interest. There is a lot of people that at the right price believe they can combine it strategically with other operations and make a go of it. There has been a lot of activity in this space over the last twelve months, and there are, I’ll call them consolidators if you will. There is quite a few companies out there that think they can pick up these supply, automotive supplier assets as a discount, put them together and make a case for some profitability in the future. Park, Ohio is a good example.

Michael Bruynesteyn - Prudential Equity Group — Analyst
And then SG&A very good in the quarter, what were the key drivers there?

Jeff Ornstein - Superior Industries — CFO
You’ll see it in the proxy. It is a personnel matter, but we reduced our bonuses pretty substantially. I think as shareholders they will be pleased with the fact that we were sensitive to the fact that the Company stock has not performed well and the profits were not as well. We all took senior management as well as the rest of the Company, more so in the senior management level took very, very substantial reductions in our bonus.

Michael Bruynesteyn - Prudential Equity Group — Analyst
Great. Finally, any comment you can make on working capital, what the key drivers of the improvement there were?

Jeff Ornstein - Superior Industries — CFO
Well, actually working capital is down by about 30 million.

Michael Bruynesteyn - Prudential Equity Group — Analyst
That’s good, right.

Jeff Ornstein - Superior Industries — CFO
Right. Unfortunately the bad drivers were sales are down so receivables go way down. Payables were up a little bit. Inventory is up unfortunately, so I don’t see — I would like to think that we’ll do a better job in the first quarter on managing those inventories.

Michael Bruynesteyn - Prudential Equity Group — Analyst
Thanks very much.

Operator
We’ll now hear from Jonathan Steinmetz of Morgan Stanley.

Jonathan Steinmetz - Morgan Stanley — Analyst
Thank you and good morning, everyone. Can you hear me, Jeff.

Jeff Ornstein - Superior Industries — CFO
You’re great, Jonathan.

Jonathan Steinmetz - Morgan Stanley — Analyst
A few follow-up’s here. Just for clarification on the guidance, the first quarter guidance, the break even, is that an EPS number or an operating income number and does it include the components business as discontinued or is that just a continuing ops basis.

Jeff Ornstein - Superior Industries — CFO
That’s a continuing ops basis. EPS without components.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. Have you given any type of number — you talked about the new Mexico facility being competitive with global levels. Can you give any sort of number as to what you expect savings to be either as a percentage of U.S. operations or on a per wheel basis or any sort of number that we can work with on that?

Jeff Ornstein - Superior Industries — CFO
No, but it is fairly publicly known that Mexican wage rates are half of the U.S. just as a general statement. What we’ve said is that we’re going to take this plan to the ultimate automation and casting a wheel and so although we haven’t run the plant yet on paper at least we think we’re going to yield substantial savings from that issue, and that’s all — they’re all soft costs. If you reduce your scrap it is hard to quantify. If you reduce the number of people, sure you can make estimates but until you’re actually in operation, it is hard to estimate that, plus we’d prefer not to forecast that except to say that’s the objective, that’s the plan. And we believe when, particularly with the bigger wheels with the freight costs getting so substantial from China as an example, that’s why we can make this statement we believe we’re competitive.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. And the labor costs even in the U.S. plant, am I right that it’s somewhere in the neighborhood of a third of the cost structure and cost of goods? Or a little more than that?

Jeff Ornstein - Superior Industries — CFO
Well, it depends. Direct labor is very small portion. The overhead is where you really jump up, probably a third is probably not a bad estimate.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. Jeff, you’ve talked a lot in the past about softening schedules and about volatility. Can you just comment, you said they were getting cut. Is the volatility as bad as it was at points during the beginning of last year first of all? And secondly, where are the biggest cuts coming? Is any of this in the GMT 900 build out or is it more Ford SUV and truck and that kind of thing?

Jeff Ornstein - Superior Industries — CFO
I think it is the existing platforms. The new programs look good. Those are nice start-up’s, so it is in the existing base of business which is a big number for us. Expedition, Explorer, GMT800, that kind of thing. Jeep is another one, that’s right, the fellows are reminding me, Jeep is cut. In terms of volatility, it is probably as bad as I have ever seen it this particular quarter.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. Last question, a little more philosophical, but you’ve talked about sort of a desire even to shed some business and become more profitable as a smaller company perhaps. How far are you prepared to go? Are you prepared to be a 6 or 650 million revenue company with the goal of being more profitable? Or do you not think you could shed that much business and still make it work.

Jeff Ornstein - Superior Industries — CFO
I will let Steve comment, but just keep in mind that about $50-$60 million of business is being discontinued, both in the component business and in the chrome business. To start right off we’re going to be less business there. Do you want to talk about our philosophy going forward?

Steven Borick - Superior Industries — CEO
I think one of the main keys in the drivers, Jonathan, is the fact that we are strongly facing our realities, and we were facing those last year, but it took quite a while to bring it all together, and as you see we made momentous important movements and its taken a lot of work to get to where we were in this fourth quarter to finalize this and make these impairment decisions and get them calculated and everybody agreed to with Sarbanes and everything it is not as easy as it used to be of just throwing a number out there. We’ll continue on that track as a strategy for the future of the Company. I personally believe that there are opportunities around the world that need to be looked at. We will continue to globalize the Company. We will do what we need to do to continue to look at rationalizing our existing capacity where it does not make economic sense. We will continue to fight diligently with the OEMs on what I believe and I have said for quite some time are non-sustainable prices on wheel products long-term.
If anybody that — in your industry that’s had the luxury of seeing a wheel plant, you will understand that it is a complex business, and consequently as we continue to recognize that, recognizing that prices are going to continue to fluctuate and there is going to be pressure. We know long-term that the Company has to continue to change its footprints strategically, and we will continue to do that aggressively when necessary, and if it is in fact the need of the Company to shrink to grow to give us more profitability I have absolutely no issue with that whatsoever. That will make the most sense long-term. We definitely are going to continue as one of the strongest wheel manufacturers in the world, and if it is less volume because that’s what the market dictates, we’ll live with that and we’ll figure out how we continue to make good profits going forward. As I’ve said before, we’re in transition. We’re going to continue in that process for a period of time. We are going to come out on the other end and whatever gut wrenches we have to deal with over the ensuing next twelve to eighteen months or so, we will do so. When we come out at the other end I think that we will be a smarter, certainly a leaner, and better manufacturing organization.

Jonathan Steinmetz - Morgan Stanley — Analyst
Thank you very much.

Operator
We’ll here next from Ethan Schwartz of Contrarion.

Ethan Schwartz - Contrarion — Analyst
Just a couple of questions. First of all, what’s the current proportion of your wheel manufacturing that you’re doing in the U.S. versus Mexico and what’s the new capacity? Can you give us a sense of what the portion of new capacity from Chihuahua would come back? What would be — so how would that shift that proportion of U.S. versus Mexico manufacturing let’s say a year-and-a-half two years from now?

Jeff Ornstein - Superior Industries — CFO
I think right now we’re at about 35% or so, and we expect it to go to over 50%.

Ethan Schwartz - Contrarion — Analyst
So you’re 35% Mexico right now?

Jeff Ornstein - Superior Industries — CFO
Mexico right now, right.

Ethan Schwartz - Contrarion — Analyst
I know this is sort of looking far out. Well, actually skip that question. Just on the component side, what’s the book value of that business right now?

Jeff Ornstein - Superior Industries — CFO
Component? 10 million.

Ethan Schwartz - Contrarion — Analyst
10 million. Okay. And then just to go back on the scheduled issue this quarter and the slowdown’s you’re seeing, is that coming because the end sales are not meeting your buyers or your customers predictions or is there any sense of any of that business is going to competing manufacturers in other words, any of the wheel business—?

Jeff Ornstein - Superior Industries — CFO
I think we’re — our mix is what’s hurting us the most. Our concentration on the SUV’s and with gas prices being high, they’re not selling as well.

Ethan Schwartz - Contrarion — Analyst
Okay. All right. Thanks very much.

Operator
Our next question will come from Jon Rogers of Citigroup.

Jon Rogers - Citigroup — Analsyt
Yes, good afternoon. Jeff, I wonder if you can comment. I know that in the fourth quarter the — one of your competitors went bankrupt and have you noticed any of the — any of your discussions with customers getting better just as a result of the state of the supply base? I know that you said pricing is still tough, but is it incrementally less tough?

Jeff Ornstein - Superior Industries — CFO
I will let Mike answer. But I would just say generally GM and Ford are never going to admit to you that they need you and that these other customers are or other suppliers are bankrupt or whatever. They just want to continue the idea that they can buy parts anywhere in the world and that’s kind of a philosophy they use and I will let Mike be specific.

Mike O’Rourke - Superior Industries — SVP, Marketing
On the short term, if they have an issue, they’ll work with us in terms of identifying capacity and so on. But long-term Jeff is right. The trend is with them a lower cost product wherever they can get it. It does not matter whether it is in the U.S. or China or wherever. That’s what they’re focused on. They see these things as short term issues and things are going to happen along the way.

Steven Borick - Superior Industries — CEO
I would chime in, though, that Superior is definitely considered by the OEM’s, the big OEM’s as a go-to company, and I think that’s important. They definitely want to look at continuous pricing and they don’t want to give in to anything. But they also want to recognize that we are their go-to company and we are a company that would help them out. The difference is today, though, that there are going to be instances where as the Company changes its footprint we may not have the capacity just to let them come to us as easily as in the past, and we’re making that very well known to them, so that there are no surprises.

Jon Rogers - Citigroup — Analsyt
Steven, can that shift the balance at the end of the day? If you’re the go-to company, does that make any difference to your customers because they’re still going to try to ratchet down the price to a level that’s bankrupting less well financed suppliers than you?

Steven Borick - Superior Industries — CEO
Well, as I said in many of my meetings this whole theory about what is sustainable and what does it really cost to make this product, look, I can’t get into the fact that there may not be level playing fields in other parts of the world. What am I going to do about that? What am I going to to do if there is subsidizations of whether it be aluminum or labor costs or even transportation. I only know that when I look at the complexity of the product, the size of the product, that when there is trouble in the industry and there are problems with a particular producer, Superior between its engineering, its manufacturing capability, its quality and supply is the Company that people look to. But I agree with what you’re saying. It is all bottom line price until something blows up. I can tell you that one of our competitors when they blew up in December we were in December, Mike and I, there was ashen faces that came into the meeting. We pulled them out of the problem. Do they want to fight with us now to try to reduce prices, absolutely. We just keep taking the strong stand, and by the way, even taking that strong stand, yes, we’re going to lose some business, but overall we’re still strategic suppliers to these main OEM’s and we both recognize that and there is give and take, and I just have to take the posture we’re not going to give the product away, and we’re not going to go down the path of bankruptcy and if it means shrinking the Company and changing our footprint further, that’s the direction we’re taking.

Jon Rogers - Citigroup — Analsyt
Well, and then, Steven, I guess that brings up another point that if the business is becoming — let’s just say it is a global business. Maybe the return potential in this business is less attractive than it might have been. Have you thought about taking the cash balance and potentially paying a special dividend? I know there is — you’ve got big investments to change your footprint ahead of you. It seems like you’ll be able to do that and maybe you could deploy some of that cash more strategically.

Steven Borick - Superior Industries — CEO
Well, what would you suggest?

Jon Rogers - Citigroup — Analsyt
Well, I am not running—.

Steven Borick - Superior Industries — CEO
26 million shares outstanding. What would make sense? I would be happy to listen to a comment there. I have not thought about that.

Jon Rogers - Citigroup — Analsyt
Well, have you thought about potentially paying a special dividend? You’re generating 3% returns on your cash, and it looks like there is the — you have enough cash to redeploy your assets in Mexico,.

Steven Borick - Superior Industries — CEO
The comment I would make to just to close that out is no, I haven’t thought about it. We have a Board meeting next week, and I can tell you that I have on the list some long range strategic planning concepts in next Friday’s Board meeting we’re spending all day with the Board to discuss those and those are more important than giving out a dividend right now because I think that in the long run the profitability is such that you’ll see increased dividends in the future.

Jon Rogers - Citigroup — Analsyt
Okay. Thank you.

Steven Borick - Superior Industries — CEO
You’re welcome.

Operator
We’ll next hear from Hyrum Nathan of Banc of America Securities.

Hyrum Nathan - Banc of America Securities — Analyst
Have you told us how much production down was shipments in the fourth quarter.

Jeff Ornstein - Superior Industries — CFO
Yes, in the fourth quarter it was down 9.5%.

Hyrum Nathan - Banc of America Securities — Analyst
Both production and shipments both?

Jeff Ornstein - Superior Industries — CFO
No, our shipments were down 9.5%.

Hyrum Nathan - Banc of America Securities — Analyst
Okay. Was there a big difference between how much your production was down? Was it down less?

Jeff Ornstein - Superior Industries — CFO
Oh, how many units we produced No, I haven’t discussed that. I don’t think it was substantially different. I can research that for you

Hyrum Nathan - Banc of America Securities — Analyst
And just another question, it seems from your comment that in the fourth quarter better cost alignment to the production changes helped you. Now it seems to be kind of reversing itself if the first Q or you’re not seeing that? Why would that be? Is there anything different going on in the first quarter of ‘06?

Jeff Ornstein - Superior Industries — CFO
Well, what’s different in the first quarter of ‘06 is that we went into the quarter with some good sized inventory anticipating some good shipment levels and they didn’t materialize. So we had to quickly change our plans and curtail our factories. In the first quarter we will be shipping out of inventory. So we’re producing less.

Hyrum Nathan - Banc of America Securities — Analyst
Okay. Thanks.

Operator
Our next question will come from Jeff Lynthrom of Leave it Better, LLC

Jeff Lynthrom - Leave it Better, LLC — Analyst
Good morning. One of my questions already answered so I want to preface my other question by first saying I really appreciate the quality of your response over the last twelve months to something probably none of us have ever seen before. My question is regarding the foreign manufacturers that are in the U.S. such as Honda in Ohio and Toyota in Tennessee what would you say is approximately your current market share there and do you have some plans to penetrate more greatly into that market? That would appear to be to an inexpert opinion such as mine to be an opportunity.

Jeff Ornstein - Superior Industries — CFO
That’s an excellent question. We have currently 11% of our business going to those international customers that are located here in the U.S. such as Toyota and Nissan, Mazda. There is always as we reported in the past we are aggressively pursuing those customers and would like to obviously increase our market share and diversify our customer base. There is kind of a limitation there because those Japanese companies particularly have their own suppliers and their own suppliers are faced with the same difficulties we are, many of them are owned by the car companies themselves. We’ve always had difficulty in making a substantial inroad into those companies although we continue to try and we’ve had some great programs through the years that we’ve announced. We’ve had Toyota Camry the fastest selling car here in the U.S. So it is an excellent question. There is this limit as to how much business you can get from those companies. We do a very good job there, Superior was the subject of a Barron’s article ten that, or twelve years ago why doesn’t Superior have any Japanese business at all. We’ve come basically from 0 to 11 or 12% of our shipments. We feel very proud of that. The Japanese companies like us, they use us as alternative supplier and we have very good business with them and we continue to try to increase it but candidly we can never make that any major portion of our business.

Jeff Lynthrom - Leave it Better, LLC — Analyst
I see. Thanks for that. Just a real brief follow up. Do you have a feel for what percentage of their consumption you are responsible for providing?

Jeff Ornstein - Superior Industries — CFO
I don’t have that at hand. It is not going to be a substantial as it is in the GM or Ford where it would be 50%. I wouldn’t be surprised if it is more like 10 or 15%, if that

Steven Borick - Superior Industries — CEO
We are working diligently to continue to work with these particular Hondas, Nissans, Toyotas.

Jeff Lynthrom - Leave it Better, LLC — Analyst
And the Korean companies

Steven Borick - Superior Industries — CEO
And Hyundais to secure additional business

Jeff Lynthrom - Leave it Better, LLC — Analyst
Thanks. I really appreciate that. I really appreciate what you guys—.

Jeff Ornstein - Superior Industries — CFO
Good questions

Operator
We’ll next here from Fritz Van Carp of Sage Asset Management

Fritz Von Carp - Sage Asset Management — Analyst
Most of my questions have been answered. If you could just clarify one thing. You probably said it. But if you wouldn’t mind terribly, the discontinued operations in the first quarter, would you see them, or maybe you can tell me what they did in the fourth quarter. Are these basically profitable businesses or basically unprofitable?

Jeff Ornstein - Superior Industries — CFO
Very unprofitable business. The component business had a loss in the fourth quarter of — just one second. Well, they lost about 12, 13 million for the year. What did they lose in the fourth quarter? $3.5 million in the fourth quarter that will no longer be there.

Steven Borick - Superior Industries — CEO
Including product development.

Jeff Ornstein - Superior Industries — CFO
Right. Including engineering costs, et cetera.

Fritz Von Carp - Sage Asset Management — Analyst
And the — is it fair for me to assume that the loss in the first quarter would be of that general same magnitude

Jeff Ornstein - Superior Industries — CFO
Yes

Fritz Von Carp - Sage Asset Management — Analyst
Thank you, gentlemen.

Operator
Our next question will come from Adam Camora of North Trust Capital

Adam Camora - North Trust Capital — Analyst
Thanks. A couple of — one point of clarification first is I think you’ve said that the break even forecast in the first quarter included the Van Nuys severance. I’m just curious how much will that severance be?

Jeff Ornstein - Superior Industries — CFO
I don’t have a specific estimate right now. but I believe in our announcement we said the depreciation, but Van Nuys we said we’ll have to record about 1.5 million of severance and other costs. It is hard to say how much will be in the first and second quarter. A lot of that will depend on how many people leave voluntarily, what our schedules look like, we still have the month of March here to finalize that. It is hard to estimate. The total between the first and second quarter will be 1.5 million as reported in the February 1, press release

Adam Camora - North Trust Capital — Analyst
Terrific. And it sounds like we got some sort of benefit of maybe a little excess production in the fourth quarter and sounds like we’re feeling the detriment of that in the first quarter as we work off some inventory. Is there any way you can help us quantify how much of an earnings impact that runs through? Normalized between the fourth and the first quarter

Jeff Ornstein - Superior Industries — CFO
Difficult to say. That’s a good question. I haven’t thought of it quite that way. I will see if I can’t come up with something on that.

Steven Borick - Superior Industries — CEO
One of the things, though, this is Steve Borick, that we’re really working diligently on is to realign our inventories both finished, WIP, and raw to a much more lean manufacturing focus, so we’re going to see some — let’s just keep this adjustment moving which is why there are some four-day weeks based on schedule, why there are some shut-downs. All part of the process. We definitely build too much inventory in the fourth quarter and we’re taking a different stand on what we want in inventory, the problem with that obviously is that the schedules seem to be very erratic. We’re going to try to build more to schedule and not have it hold as much inventory in the future just as a corporate mandate. We’ll see some strange adjustments in the first and second quarter as we go through that process.

Adam Camora - North Trust Capital — Analyst
Okay. And my last question is on the — on maybe relocating some facilities to Mexico. How much did the whole — did the Chihuahua plant cost in total?

Jeff Ornstein - Superior Industries — CFO
Right now it’s estimated about $100 million

Fritz Von Carp - Sage Asset Management — Analyst
What’s the capacity of it?

Jeff Ornstein - Superior Industries — CFO
That would be about 2.5 million wheels

Steven Borick - Superior Industries — CEO
I will be going to the Board with the second phase to take it to 3 million wheels which will be another 20, 25 million

Adam Camora - North Trust Capital — Analyst
Another 20 or 25 million.

Jeff Ornstein - Superior Industries — CFO
Dollars, yes

Adam Camora - North Trust Capital — Analyst
This one we built from scratch. What would happen if we closed down a U.S. plant and tried to move all the machinery down there? What kind of savings? Like if we just tried to transport one of the plants in the U.S.,

Steven Borick - Superior Industries — CEO
We’ve been working on that, and in my opinion that particular opportunity looks much more viable in some other lower cost parts of the world even though we will look to take certain equipment out of our U.S. manufacturing. You have got to remember that some of our plants are now running in the 15 plus year age, and even though we’ve upgraded a lot of things, what we’ll end up doing is consolidating the best of the best. some of the equipment that I believe has opportunities in other low cost countries may be a very viable solution and one that I am very interested in looking at in a greenfield where we would be able to take some of this, if you will, internal capital and use it so we don’t have to come up with as much cash cash in the process

Adam Camora - North Trust Capital — Analyst
Right. So can you help us think about what kind of savings that would represent? In other words if a greenfield cost you 125 million for 3 million wheel capacity what maybe we call a brownfield new plant would cost

Jeff Ornstein - Superior Industries — CFO
That’s premature to have specifics. We really don’t have that in detail.

Steven Borick - Superior Industries — CEO
I don’t have that in detail. But that is on the agenda for this year to really be working on that theory

Adam Camora - North Trust Capital — Analyst
Okay. Thank you.

Operator
Our next question will come from Jennifer Wallace of Summit Street Capital

Jennifer Wallace - Summit Street Capital — Analyst
Hi, guys

Jeff Ornstein - Superior Industries — CFO
Hi, Jennifer. How are you

Jennifer Wallace - Summit Street Capital — Analyst
I am well, thanks. You have made a fairly compelling case for having and continuing to keep a very strong balance sheet from a strategic standpoint in the face of the difficult conditions today as well as weaker competitors. nonetheless you do continue to hold a very significant cash balance. Can you talk a little bit about what your priorities are for cash not necessarily a dividend and I am not suggesting that that is the right answer, but I think you have on hand now enough to buy back 20% of your outstanding stock. If you were to spend half of it, let’s say and shrink the Company by 10% leaving you still with meaningful cash on hand and then to continue to build, I am just curious how you think about the priorities and uses of cash going forward?

Steven Borick - Superior Industries — CEO
Jennifer, Steve here. The only thing that’s kept me sane over the last year is the fact we have cash in the bank. Because other than that it’s been a wonderful ride of a lot of brain damage trying to move the Company in the footprint and deal with the pricing pressure and all of the people and look at the opportunities. All I can tell you right now is that I’ve got some long-term strategic plans that I am going to the Board with next week that are really some amazing potentials for the Company as far as footprint going forward. In fact, in some cases I haven’t even shared it with my senior management even though they know in general that I have some things in my mind.
Until I get through that process and we get through this first quarter and look into the second quarter, debug Mexico really look at what we put in there because of the amount of automation, I am just sort of sitting there with my mind set that I want the comfort level because I don’t know where this industry is going yet and it we see further reductions as much capacity as I have, that could have a debilitating impact on our year that I don’t want to really address right now because it is more important to see how we get this plant up and running. I will tell you that I’m going to move very rapidly in the second phase of the plant in Mexico to get it to full capacity, and in fact last week I was in Mexico looking at the opportunity to even take our existing plants through some automation as we see our labor costs which is all over the world increasing slowly, and having additional opportunity for automation, so I am just being ultra conservative right now and I think that I will continue on that track as I see how this year unfolds and what we end up with before I make any additional decisions with our cash usage I am not putting out the play, the possibility that there could be some additional stock buy back purchases depending on the price of the stock also

Jennifer Wallace - Summit Street Capital — Analyst
Right. I just, I hear what you’re saying, and I understand that need. I am sure it is an incredibly stressful time in the industry. Just given the opportunity to buy back a company where you know the assets, there is no goodwill, at less than hard book, would seem like a compelling investment opportunity, and basically buying your stock represents that exact theme investment opportunity with the benefit of not having to integrate a company and not having to buy assets that you don’t know, in fact you’re buying assets that you know intimately well

Steven Borick - Superior Industries — CEO
It is a valid point, and I will tell you that yesterday I sat with the Chairman of the Board and had that exact discussion, and after we see how this unwinds over the next few days we’ll be looking at that in detail more than I have in a long time next week

Jennifer Wallace - Summit Street Capital — Analyst
Great. When can we expect to hear, get, have you share with us some of your thoughts in terms of the long range plans that you’ve alluded to?

Steven Borick - Superior Industries — CEO
I would hope that possibly at the Morgan Stanley conference in April that I might be prepared to talk about it

Jennifer Wallace - Summit Street Capital — Analyst
Terrific. Thank you very much.

Steven Borick - Superior Industries — CEO
Thanks, Jennifer

Operator
Our next question will come from Jeff Kuchel of Trafelette Delta Funds.

Jeff Kuchel - Trafelette Delta Funds — Analyst
Hello. I am just looking at the gross margin trends and obviously the margins have been on kind of a steady decline basically since the mid 90’s and that trend clearly intensifying here in the last five years. When I look at your Q1 guidance, the implication is that it is going to be a 1 to 2% gross margin. I think I recall a couple quarters ago you suggested that the normalized gross margin for domestic production was somewhere around 7 or 8% and I am just curious have things structurally changed or do you still feel comfortable with that number or has it now migrated down to a lower level?

Jeff Ornstein - Superior Industries — CFO
There is so many factors that influence that from quarter to quarter that it is so difficult to generalize with the volatility of the schedules with the capacity situation, I think we’ve said that we’re not going to see any substantial margin improvement until we rationalize our U.S. capacity which we’re in the process of doing, and we can get full advantage of the Mexican operations which I believe we’re saying is very later this year or into ‘07. That we’re transitioning right now and it is just too many factors to give a forecast of what normalized margins might be. It is just such a difficult calculation and it would be a just wild guess at this point, and so I think we’re going to stay the course and we do a lot of numbers on paper, but they change so quickly that it is just an environment where we just cannot answer that question

Jeff Kuchel - Trafelette Delta Funds — Analyst
If we assume, though, that the volatility and the production schedules doesn’t get better, how much better can the margins be in Mexico versus U.S.?

Jeff Ornstein - Superior Industries — CFO
I think I have said in the past that the margins in Mexico are double that of the U.S. Or can be as much as double that of the U.S.

Jeff Kuchel - Trafelette Delta Funds — Analyst
Okay. Thank you.

Jeff Ornstein - Superior Industries — CFO
You’re welcome.

Operator
We’ll go next to a follow-up from Jonathan Steinmetz of Morgan Stanley

Jonathan Steinmetz - Morgan Stanley — Analyst
Great. I just wanted to follow-up on both the dividend and the buyback question, Steven. You’re a little over $100 million of cash today. Is there a level of buffer that you could provide that you would say you sort of feel comfortable with? In other words we need X in order to migrate footprint and have a buffer against any volatility or downturn?

Jeff Ornstein - Superior Industries — CFO
I think we’ve answered that. Until we lay out our strategic plans and until we get through this very difficult period of ‘06, it is going to be clearer once all of the strategic plans are laid out as to the specifics. Just the finalize this area, we would prefer to be criticized for being conservative and have a conservative capital structure. There are a lot of companies that went out and bought a lot of companies, did a lot of this stuff and they now are so leveraged that they’ve ben in bankruptcy two or three or four times. It is just not our style.

Jonathan Steinmetz - Morgan Stanley — Analyst
Okay. Thanks, Jeff.

Operator
We’ll hear next — another follow-up from Brett Hoselton of Keybanc Capital Markets

Brett Hoselton - Keybanc Capital — Analyst
Hi, Jeff, how are you?

Jeff Ornstein - Superior Industries — CFO
Good

Brett Hoselton - Keybanc Capital — Analyst
Hey, just a quick clarification. I’ve got you producing about 13.6 million wheels in 2005. Then I think you said roughly 35% are currently being produced in Mexico and thinking about 4.8 million wheels in Mexico. Do these sound like accurate figures to you?

Steven Borick - Superior Industries — CEO
About 4.4

Jeff Ornstein - Superior Industries — CFO
I think we’re going to put Brett in our analyst department. He has got better numbers than us

Steven Borick - Superior Industries — CEO
About 4.4 Brett, right now.

Brett Hoselton - Keybanc Capital — Analyst
4.4, thanks. Okay. Great. Thank you very much, gentlemen. I certainly do appreciate it.

Operator
We have another follow-up from Chris Ceraso of Credit Suisse

Chris Ceraso - Credit Suisse — Analyst
I think most of them have been taken care. A couple of quarters ago, Jeff, I think when you gave the cash balance there was also some cash equivalents in the other asset bucket. Is that still the case? Or was the 107 really like 120 or something like that?

Jeff Ornstein - Superior Industries — CFO
I am sorry, Chris, the — which bucket was it you were talking about?

Chris Ceraso - Credit Suisse — Analyst
Well, think a few quarters back your cash balance that was just listed specifically on the cash line understated by I don’t know, 20 or 30 million because you had cash equivalents in the other asset line or something like that

Jeff Ornstein - Superior Industries — CFO
Yes. There is a small amount in there probably, 6 or 8 million, I believe. 5 million now. It’s down to about 5 million now That matures I think this quarter in ‘06

Chris Ceraso - Credit Suisse — Analyst
And then just a few people have hit this. But the break even in Q1, excluding the disc ops so on a sort of historical Superior basis on a year to year comp, you would really be at like a 2 or $3 million loss?

Jeff Ornstein - Superior Industries — CFO
I am sorry, which quarter? Q1?

Chris Ceraso - Credit Suisse — Analyst
For Q1, you said break even, but that is ex- the disc ops which were running at a 2 or $3 million loss.

Jeff Ornstein - Superior Industries — CFO
Talking about including components?

Chris Ceraso - Credit Suisse — Analyst
Yes, the components.

Jeff Ornstein - Superior Industries — CFO
I am not sure I follow the question. You want me to project what Superior — if we hadn’t made the decision on get rid of components?

Chris Ceraso - Credit Suisse — Analyst
That’s the equivalent, right? So if you had — if you were still including the components business then a break even would really be a $2 or $3 million loss for the quarter?

Jeff Ornstein - Superior Industries — CFO
Right

Chris Ceraso - Credit Suisse — Analyst
Okay, just clarifying. Thanks. Have a good weekend

Jeff Ornstein - Superior Industries — CFO
I just didn’t like the characterization of the Superior. Superior is now without components. I think that’s the only way you should be looking at it

Chris Ceraso - Credit Suisse — Analyst
Right. I meant Superior from last year

Jeff Ornstein - Superior Industries — CFO
Okay Yes.

Chris Ceraso - Credit Suisse — Analyst
Okay.

Jeff Ornstein - Superior Industries — CFO
Fair enough.

Operator
[OPERATOR INSTRUCTIONS] We’ll go next to Adam Camora of Northern Trust Capital.

Adam Camora - North Trust Capital — Analyst
I’m just curious, the 25 million that you told us that you’re going to spend in 2006 on Chihuahua, does that include the expansion to 3 million capacity?

Jeff Ornstein - Superior Industries — CFO
No, sir, because a lot of that cash will go out later in the year or into ‘07

Adam Camora - North Trust Capital — Analyst
So if you guys get approval for that the CapEx this year look more like 70 or 75

Jeff Ornstein - Superior Industries — CFO
No, I would still say the 50 to 60 million. I don’t believe we’ll do that second phase that quickly. What I am talking about is authorization. Remember on the book we get the cash pay out.

Adam Camora - North Trust Capital — Analyst
Okay

Jeff Ornstein - Superior Industries — CFO
It’s here in equipment today but it could take as much as a year to come in and pay for it.

Adam Camora - North Trust Capital — Analyst
Okay. And can you just maybe give us a little update on where you guys are in terms of natural gas expense? I remember that you had some hedges that expire somewhere first quarter, second quarter, just maybe give us an update what you did there.

Jeff Ornstein - Superior Industries — CFO
Just for the record I think there was some misunderstanding. I mentioned that utility costs are 5%. That’s made up of water, electricity and gas. Gas is about less than half of that or about 2%, and most of the time gas in California has run off. The gas in the Midwest will run off middle of this year, and some of the gas in Mexico will run off at the end of this year. It is up, but as you know the gas has softened a bit and we are looking for opportunities because there is kind of a softening in the forward market that we’re looking at taking advantage of. We would rather not discuss in detail. But, yes, gas will be up for the Company but not as much as some analysts have guessed at.

Adam Camora - North Trust Capital — Analyst
Is there anyway way you can provide us so — materially if we bought all of our gas today for the rest of the year?

Jeff Ornstein - Superior Industries — CFO
I would say that gas will probably end up being 1 million to $2 million additional expense in ‘06.

Adam Camora - North Trust Capital — Analyst
Terrific.. Thanks a lot, guys.

Operator
There appear to be no further questions at this time. Mr. Ornstein, I will turn it back to you for any closing or additional comments.

Jeff Ornstein - Superior Industries — CFO
Except to say thank you, everyone for listening and supporting our company. Thank you.

Operator
That will conclude today’s conference. We thank everyone for your participation.